Exhibit 99.1

Contact:

Alliance HealthCare Services

Howard Aihara

Executive Vice President

Chief Financial Officer

(949) 242-5300

Alliance HealthCare Services to Transfer Stock Listing to NASDAQ

NEWPORT BEACH, CA—January 31, 2013– Alliance HealthCare Services, Inc. (NYSE:AIQ), a leading national provider of outpatient diagnostic imaging and radiation therapy services, today announced that it will transfer its stock exchange listing to the NASDAQ Global Market from the New York Stock Exchange. The Company currently expects that its common stock will commence trading on NASDAQ on February 11, 2013 and will continue to be listed under the ticker symbol “AIQ.”

Larry C. Buckelew, Chairman of the Board and interim Chief Executive Officer of Alliance HealthCare Services, explained, “The move to the NASDAQ Global Market demonstrates our continued focus on optimizing value for our shareholders and strategic partners. Transferring our listing to NASDAQ will enable our Company to maintain and enhance its corporate visibility and trading liquidity as we continue to execute on our strategic growth initiatives. We are proud to join the impressive list of companies already traded on the NASDAQ exchange.”

“We are very pleased to welcome Alliance HealthCare Services to NASDAQ, which lists more than 70 percent of all healthcare companies on U.S. exchanges,” said Bob McCooey, Senior Vice President, NASDAQ OMX. “Founded in 1983, Alliance is renowned for its leading market position as a provider of outpatient diagnostic imaging and radiation therapy services. We look forward to forging a long-term partnership with the Company and its shareholders.”

About Alliance HealthCare Services

Alliance HealthCare Services is a leading national provider of advanced outpatient diagnostic imaging and radiation therapy services based upon annual revenue and number of systems deployed. Alliance focuses on MRI, PET/CT and CT through its Imaging division and radiation therapy through its Oncology division. With more than 1,900 team members committed to providing exceptional patient care and exceeding customer expectations, Alliance provides quality clinical services for over 1,000 hospitals and other healthcare partners in 46 states. Alliance operates 499 diagnostic imaging and radiation therapy systems. The Company is the nation’s largest provider of advanced diagnostic mobile imaging services and one of the leading operators of fixed-site imaging centers, with 130 locations across the country. Alliance also operates 30 radiation therapy centers, including 15 dedicated stereotactic radiosurgery facilities, many of which are operated in conjunction with local community hospital partners, providing treatment and care for cancer patients. With 15 stereotactic radiosurgery facilities in operation, Alliance is among the leading providers of stereotactic radiosurgery nationwide.

# # #